Exhibit 10.3

JOHNSON CONTROLS INTERNATIONAL PLC

2012 SHARE AND INCENTIVE PLAN (AMENDED AND RESTATED

AS OF SEPTEMBER 2, 2016) (THE “PLAN”)

RESTRICTED SHARE UNIT AWARD AGREEMENT

Terms for Restricted Share Units

The Plan has been adopted to permit awards of restricted share units to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the Participant by providing the Participant with a means to acquire or to increase his proprietary interest in the Company’s success.

Definitions. Capitalized terms used in this Award Agreement have the following meanings:

(a)	“Award” means this grant of Restricted Share Units.

(b)	“Award Notice” means the Award notification delivered to the Participant.

(c)	“Cause” means (i) if the Participant is subject to an employment agreement with the Company or a Subsidiary that contains a definition of “cause”, such definition, or (ii) otherwise, any of the following as determined by the Committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or a Subsidiary, or the Company’s or a Subsidiary’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or a Subsidiary, (C) commission of an act of dishonesty or disloyalty involving the Company or a Subsidiary, (D) violation of any federal, state or local law in connection with the Participant’s employment or service, or (E) breach of any fiduciary duty to the Company or a Subsidiary.

(d)	“Company” means Johnson Controls International plc, an Irish public limited company, or any successor thereto.

(e)	“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Shares occur on the date in question, on the next preceding date on which there was a sale on such market.

(f)	“Plan” means the Johnson Controls International plc 2012 Share and Incentive Plan (as amended and restated as of September 2, 2016) and as may be further amended from time to time.

(g)	“Restriction Period” means the length of time indicated in the Award Notice during which the Award is subject to vesting. During the Restriction Period, the Participant cannot sell, transfer, pledge, assign or otherwise encumber the Restricted Share Units (or a portion thereof) subject to this Award.

(h)	“Restricted Share Unit” means the right to receive one Share in the future, subject to a risk of forfeiture and the Restriction Period.

(i)	“Retirement” means termination of employment from the Company and its Subsidiaries (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Subsidiaries (including, for Participants who are Legacy Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).

(j)	“Share” means an ordinary share in the capital of the Company.

Other capitalized terms used in this Award Agreement have the meanings given in the Plan.

The parties agree as follows:

1.    Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part of this Award, and to the terms and conditions of this Award Agreement, the Company grants to the Participant an award of Restricted Share Units, as specified in the Award Notice, on the date and with respect to the number of Shares specified in the Award Notice.

2.    Terms of the Restricted Share Units:

a.	Restriction Period. During the Restriction Period, the Restricted Share Units shall be subject to forfeiture as provided in Section 3.

b.	Settlement of Restricted Share Units. All Restricted Share Units earned hereunder shall be credited to the Participant’s account under the Johnson Controls Senior Executive Deferred Compensation Plan (or any successor or similar deferred compensation plan for which the Participant is eligible).

c.	Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the last day of the Restriction Period will result in a credit to a bookkeeping account for the benefit of the Participant. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Restricted Share Units had such Shares been outstanding. The account will be converted into and settled in additional Shares at the same time as the Restricted Share Units are allocated to the Johnson Controls Senior Executive Deferred Compensation Plan. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Share Units to which the dividends or other distributions relate.

3.    Termination of Employment – Risk of Forfeiture.

a.	Death. If the Participant’s employment with the Company and its Affiliates terminates because of death at a time when the Participant could not have been terminated for Cause, then, effective as of the date the Company determines the Participant’s employment terminated due to death (provided such determination is made no later than the end of the calendar year following the calendar year in which death occurs), the Participant shall become fully vested in all of the Restricted Share Units subject to this Award and any remaining Restriction Period shall automatically lapse.

b.	Disability. If the Participant’s employment with the Company and its Affiliates terminates because of Disability at a time when the Participant could not have been terminated for Cause, then the Participant shall become fully vested in all of the Restricted Share Units subject to this Award and any remaining Restriction Period shall automatically lapse as of the date of such termination of employment.

c.	Involuntary Termination. If the Participant’s employment with the Company and its Affiliates is terminated by the Company or an Affiliate at a time when the Participant could not have been terminated for Cause, then the Participant shall become vested in, and the Restriction Period shall lapse with respect to, a pro rata portion of the total number of Restricted Share Units subject to this Award based on the number of full months of the Participant’s employment during the Restriction Period prior to such termination compared to the total number of full months in the original Restriction Period (with an offset for any Restricted Share Units that have previously vested). Any Restricted Share Units subject to this Award that do not become vested under this paragraph as a result of such termination shall automatically be forfeited as of the date of such termination.

d.	Other Termination. If the Participant’s employment terminates for any reason not described above (including retirement or termination by the Company for Cause), then any Restricted Share Units (and all deferred dividends paid or credited thereon) still subject to the Restriction Period as of the date of such termination shall be forfeited. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant was or should have been terminated for Cause.

4.    No Voting Rights. The Participant shall not have any voting rights with respect to the Number of Shares underlying the Units until such Shares have been earned and issued.

5.    Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA tax obligation) required by law to be withheld with respect to the issuance of Shares under this Award, the vesting of this Award or the payment of cash under this Award. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. Alternatively, the Company can withhold Shares no longer restricted, or can withhold from cash or property, including cash or Shares under this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Subsidiaries to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company, after which time the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction.

6.    No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. In no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

7.    Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

8.    Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.

9.    Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant, and his heirs, executors, administrators or legal representatives.

10.    Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.    Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Arbitration will be conducted per the provisions in the Plan.

12.    Data Privacy and Sharing. As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the EU Data Privacy Directive 95/46 EC and the implementing legislation of the Participant’s home country (or any successor or superseding regulation). By acknowledging the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company’s Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his home country, for the purposes mentioned in this Award.

This Award, the Award Notice, the Summary of Terms and Conditions delivered to the Participant and any other documents expressly referenced in this Award contain all the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

13.    Non-Competition; Non-Solicitation.

a.	Except as prohibited by law, the Participant agrees that during his employment with the Company or its Affiliates, and for the one year period following the Participant’s termination of employment for any reason, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Affiliates, and (ii) competitive, with (A) the line of business or businesses of the Company or its Subsidiaries that the Participant was employed with during the Participant’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Company or its Subsidiaries with respect to which the Participant had substantial exposure during such employment.

b.	Except as prohibited by law, the Participant further agrees that during his employment with the Company or its Affiliates, and for the two-year period thereafter, the Participant will not, directly or indirectly, on his own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or any of its Affiliates to leave their employment with the Company or its Affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or its Affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, or representatives.

c.

Irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Award, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, in the sole discretion of the Company, any of the Participant’s unvested Units shall be immediately rescinded and the Participant will forfeit any rights he or she has with respect thereto. In the event of such a breach, upon demand by the Company, the Participant hereby agrees and promises immediately to deliver to the Company the number of Shares (or, in the discretion of the Company, the cash value of said Shares) the Participant received for Units that vested or were delivered during the period beginning six months prior to the Participant’s termination of employment and ending on the six-month anniversary of such termination of employment. In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant further acknowledges and confirms that the terms of this paragraph 13, including but not limited to the time and geographic restrictions, are reasonable, fair, just and enforceable by a court.

d.	The Participant understands and agrees that by accepting this Award (and the opportunity to acquire Shares hereunder), the provisions of this paragraph 13 are binding upon the Participant, regardless of whether Shares are ultimately issued pursuant to this Award. These provisions survive the termination of this Award Agreement.

Failure of the Participant to affirmatively ACKNOWLEDGE or reject this Award within the sixty (60) day period following the date of grant will result in the Participant’s IMMEDIATE AND AUTOMATIC acceptance of this Award and the terms and conditions of this Award Agreement and the Plan, including the non-competition and non-solicitation provisions contained herein.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

JOHNSON CONTROLS INTERNATIONAL PLC

/s/Judith A. Reinsdorf

Judith A. Reinsdorf

Executive Vice President and General Counsel